EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:
Deborah S. Lorenz
Vice President
Investor Relations and
Corporate Communications
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE
March 8, 2004

LIPID SCIENCES, INC. REPORTS FOURTH QUARTER AND ANNUAL RESULTS

DATA PRESENTED AT CONFERENCE ON RETROVIRUSES AND OPPORTUNISTIC INFECTIONS

NEW MEMBER OF THE BOARD OF DIRECTORS ELECTED

PLEASANTON, Calif., March 8, 2004 — Lipid Sciences, Inc. (NASDAQ: LIPD) today reported results for the fourth quarter and the year ended December 31, 2003. Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, including viral infections, such as Human Immunodeficiency Virus (HIV), and cardiovascular diseases, in which lipids, or fat components, play a key role.

For the fourth quarter, the Company reported a net loss of $2.5 million, or $0.11 per share, on a basic and diluted basis, compared with a net loss of $4.6 million, or $0.22 per share, for the same period in the prior year. For the year ended December 31, 2003, the Company reported a net loss of $11.0 million, or $0.52 per share, on a basic and diluted basis, compared with a net loss of $14.8 million, or $0.70 per share, in the prior year. The 2003 net loss included a net loss from discontinued operations of $707,000, or $0.04 per share.

Operating expenses for the fourth quarter 2003 were $2.4 million versus $5.9 million during the same quarter in 2002. For the year ended December 31, 2003, operating expenses decreased 48% to $11.3 million compared with $21.7 million for the prior year. The decrease in operating expenses, year over year, was due primarily to a reduction in external development services and employee related expenses as a result of our restructuring activities, reduced investor and public relations related expenses, legal, consulting, and accounting fees, as well as the cessation of all operations in Australia in January 2003.

At December 31, 2003, the Company had $13.9 million in cash, cash equivalents and short-term investments, and real-estate holdings of approximately $12.3 million, which includes current assets of discontinued operations of $6.8 million, and notes receivable of $5.5 million. During 2003, the Company continued to make significant progress with the planned disposal of real estate assets. Since the adoption of the asset disposition plan in March 2002, approximately 80% of the Company’s real estate assets have been disposed of and converted into working capital. Cash used for the Company’s operating activities was $9.6 million for the year ended December 31, 2003, while the discontinued operations provided cash of $2.8 million during the same period. During the prior year, cash used for the Company’s operating activities was $13.1 million, while the discontinued operations provided cash of $22.2 million.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “With the milestones of our restructuring successfully achieved, we are now able to completely focus our attention on the aggressive development of our HDL Therapy and Viral Immunotherapy platforms. We are achieving important scientific and development milestones including: validation of the process of selective HDL (High Density Lipoprotein) delipidation; definitive characterization of the delipidated HDL particle and other plasma proteins; and evaluation of the cell efflux characteristics of delipidated HDL in support of its role in enhanced Reverse Cholesterol Transport. The efflux capability of treated (delipidated) HDL in plasma has been shown to be approximately 25 times more efficient at removing cholesterol from test cells than untreated plasma. I am highly confident that we are building a solid foundation of scientific data supporting our proprietary HDL Therapy platform. Looking ahead to the latter part of 2004 and beyond, we will be preparing for pre-IDE/IND meetings with the Food and Drug Administration to enable us to take another step toward initiating and supporting human clinical trials of our proprietary technology.”

He continued, “We are also very encouraged by data that we are currently developing related to our Viral Immunotherapy platform. We presented exciting data at the recent 11th Conference on Retroviruses and Opportunistic Infections demonstrating that a delipidated retrovirus can elicit a broader and more robust cellular immune response than live virus at a much lower dose than is typically used for preventative vaccines. This supports the premise that delipidating HIV has the potential to be the basis for a novel approach to the development of an autologous therapeutic vaccine for HIV-infected patients.”

Dr. Meyer noted further, “Based on these recent scientific advances supporting our dual platform strategy and the heightened awareness of HDL Therapy in the marketplace, the Board of Directors are actively evaluating third party inquiries that we continue to receive. While we are not able to comment on the specific content or parties to these discussions, we expect this process to continue and intend to provide our stockholders with periodic updates.”

New Member of the Board of Directors Elected

Mr. Bosko Djordjevic was elected as a member of the Lipid Sciences’ Board of Directors on March 2, 2004. Mr. Djordjevic is a founder, significant stockholder, and one of the original investors of Lipid Sciences. In addition, he served as a member of the Board of Directors of the Company’s predecessor, a private company, and was also instrumental in the formation of the Company’s Scientific Advisory Board. Mr. Djordjevic is an active private investor with broad international business experience.

Therapeutic Vaccination Strategy for the Treatment of HIV Infection

At the 11th Conference on Retroviruses and Opportunistic Infections, Lipid Sciences exhibited a poster illustrating that a delipidated retrovirus can elicit a broader and more robust cellular immune response than live virus at a much lower dose than is typically used for preventative vaccines. This application of the exhibited medical research is timely because according to UNAIDS, the Joint United Nations Program on HIV/AIDS,

there are currently 40 million people who are living with HIV/AIDS, and 5 million people who become infected each year on a world-wide basis. The significant cellular immune response in mice seen in this study was the impetus for the Company to launch a series of non-human primate studies as further validation of the Company’s Viral Immunotherapy Platform.

The Conference on Retroviruses and Opportunistic Infections is a gathering of the world’s leading researchers who are seeking to understand, prevent, and treat HIV/AIDS and its complications, and provides a forum for translating laboratory and clinical research into medical applications.

Webcast of Presentation at Moors & Cabot — Red Chip™ Small-Cap Investor Conference

Please log on to our web address: www.lipidsciences.com to listen to a webcast of a presentation made by Dr. S. Lewis Meyer, President and Chief Executive Officer of Lipid Sciences, at this institutional and individual investor conference that was held on March 3, 2004.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes to treat major medical indications in which lipids, or fat components, play a key role. The Company’s technologies are based on a unique patented process, known as delipidation, which selectively removes lipids from proteins. The Company’s Viral Immunotherapy Platform is focused on the removal of lipid coatings from viruses and other lipid-containing infectious agents by applications of its delipidation technology. It is believed that removing the infectious agent’s protective lipid coating exposes otherwise hidden viral proteins, thereby stimulating the body’s immune system to elicit an enhanced therapeutic response to the infectious agent. Conditions that can potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile and SARS. The Company’s HDL Therapy Platform is aimed at developing potential treatments for the reversal of atherosclerosis, a disease of blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation which can result in a fatal myocardial infarction (heart attack). Regression of such plaques may have a major impact on reducing the risk of acute coronary events.

Forward-Looking Statements: This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds or attract strategic partners or to effect other transactions; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; an economic downturn in the real estate market; and our dependence on key personnel.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com. If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

December 31,
(In thousands, except share amounts)	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$4,905	$18,552
Short-term investments	8,955	2,000
Prepaid expenses and other current assets	428	537
Other current assets	131	138
Current assets of discontinued operations	6,795	10,237

Total current assets	21,214	31,464

Property and equipment	667	1,175
Notes receivable	5,513	6,569
Restricted cash	318	316

Total assets	$27,712	$39,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,340	$2,226
Related party payables	288	825
Accrued royalties	250	250
Accrued compensation	554	370
Income taxes payable	18	39
Current liabilities of discontinued operations	269	172

Total current liabilities	2,719	3,882

Deferred rent	34	36

Total long-term liabilities	34	36

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 24,259,450 and 21,141,455 shares issued and outstanding at December 31, 2003 and 2002, respectively	24	21
Additional paid in capital	67,426	67,049
Deficit accumulated in the development stage	(42,491)	(31,464)

Total stockholders’ equity	24,959	35,606

Total liabilities and stockholders’ equity	$27,712	$39,524

Lipid Sciences, Inc.
(A Development Stage Company)
Consolidated Statements of Operations

					Period from
					Inception
	Three Months Ended		Twelve Months Ended		(May 21,
	December 31,		December 31,		1999) to December 31,
(In thousands, except per share amounts)	2003	2002	2003	2002	2003
Revenue	$—	$—	$—	$—	$—
Operating expenses:
Research and development	1,470	3,867	6,736	15,094	35,841
Selling, general and administrative	958	2,051	4,531	6,630	16,754

Total operating expenses	2,428	5,918	11,267	21,724	52,595

Operating loss	(2,428)	(5,918)	(11,267)	(21,724)	(52,595)
Interest and other income	229	261	1,014	929	2,765

Loss from continuing operations	(2,199)	(5,657)	(10,253)	(20,795)	(49,830)
Income tax (expense)/benefit	32	1,289	(67)	5,886	8,002

Net loss from continuing operations	(2,167)	(4,368)	(10,320)	(14,909)	(41,828)
Discontinued operations:

(Loss)/Income from discontinued operations	(367)	(317)	(707)	284	(484)
Income tax expense/(benefit)	—	117	—	(169)	(179)

(Loss)/Income from discontinued operations — net	(367)	(200)	(707)	115	(663)

Net loss	$(2,534)	$(4,568)	$(11,027)	$(14,794)	$(42,491)

Loss per share — basic and diluted:
Net loss per share from continuing operations	$(0.10)	$(0.21)	$(0.48)	$(0.70)
Loss per share from discontinued operations	$(0.01)	$(0.01)	$(0.04)	$0.00
Net loss per share	$(0.11)	$(0.22)	$(0.52)	$(0.70)
Weighted average number of common shares outstanding — basic and diluted	22,220	21,141	21,411	21,152